Exhibit 10.38

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Third Amendment”), is made as of May 15, 2012, by and between Apex Systems, Inc. (the “Company”), On Assignment, Inc. (“OA”) and Rand Blazer (the “Employee”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

RECITALS

A.
The Company and the Employee have entered into an employment agreement, dated January 8, 2007, as amended by an Amendment dated December 31, 2008 and as further amended on August 3, 2009 (the “Employment Agreement”).

B.
The Company has entered into an Agreement of Merger, dated as of March 20, 2012, by and among OA, OA Acquisition Corp., the Company and Jeffrey Veatch, as shareholder representative (the “Merger Agreement”), pursuant to which OA Acquisition Corp. will be merged with and into the Company at and as of the Effective Time (as defined in the Merger Agreement) such that the Company shall be the surviving corporation in the merger and shall become a wholly-owned indirect subsidiary of OA.

C.	In connection with the closing of the transactions contemplated by the Merger Agreement, the Company, OA and the Employee wish to amend certain terms of the Employment Agreement.

AMENDMENT

The parties hereto hereby amend the Employment Agreement as follows, effective as of the Closing (as defined in the Merger Agreement). This Third Amendment shall become effective only if the Closing occurs and, in the event the Merger Agreement is terminated or Closing otherwise does not occur, this Third Amendment will have no force or effect.

1.Section 2. Section 2 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Subject to the provisions for earlier termination hereinafter provided, the Employee’s employment hereunder shall continue until the second anniversary of the Closing Date (as defined in that certain Agreement of Merger, dated as of March 20, 2012, by and among OA, OA Acquisition Corp., the Company and Jeffrey Veatch, as shareholder representative) (such date, the “Initial Termination Date”); provided, that commencing on the Initial Termination Date, and on each subsequent anniversary thereof, the term of this Agreement shall automatically be extended for one additional year, unless either the Employee or the Company elects not to so extend the term of this Agreement by notifying the other party in accordance with the terms of the Agreement (in any case, the “Employment Period”).”

2.Section 3. The phrase “Chief Operating Officer” in Section 3 of the Employment Agreement is hereby deleted and replaced in its entirety with the word “President”.

3.Section 4.1. The second and third sentences of Section 4.1 of the Employment Agreement are hereby deleted and replaced in their entirety with the following:

“The Company, during the Employment Period, shall pay to the Employee his salary in installments in accordance with the Company’s applicable payroll practices, as in effect from time to time. Payment of any bonus, to the extent that the Company determines to pay such bonus, will be contingent upon the Employee’s continued employment through the applicable payment date, which shall be no later than the date on which annual bonuses are paid generally to the Company’s similarly situated executives. Notwithstanding the foregoing, the terms of any bonus to which the Employee is eligible to receive pursuant to the Company's 2010 Long Term Incentive Program or any successor long term incentive program, shall be subject to the terms and conditions regarding eligibility for and timing of payment, as set forth therein.”

4.Section 4.2. Section 4.2 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“[INTENTIONALLY OMITTED]”

5.Section 5. Section 5 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Vacation. During the Employment Period, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year, pro-rated for any service by the Employee during any partial calendar year, provided, that the Employee shall not accrue any vacation time in excess of four (4) weeks (for the avoidance of doubt, vacation shall stop accruing at four (4) weeks and accrual shall not re-commence until accrued vacation falls below four (4) weeks, but up to four (4) weeks of accrued vacation may be carried forward to any succeeding calendar year.”

6.Section 6. Section 6 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“6.1 Benefit Plans. During the Employment Period, the Employee and the Employee’s legal dependents shall be eligible to participate in the welfare benefit plans, policies and programs (including, if applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by the Company for its senior executives. In addition, the Employee shall be eligible to participate in such incentive, savings and retirement plans, policies and programs as are made available to similarly situated executives of the Company, provided, that the Company shall have no obligation, in any case, to adopt, maintain or continue any such plans, policies or programs.

6.2 Additional Perquisites. In addition, subject to Section 24 below, during the Employment Period, the Company shall pay or reimburse the Employee for actual, properly substantiated expenses incurred by the Employee in connection with (a) the lease or purchase of an automobile, not to exceed five hundred dollars ($500) per month; (b) an annual physical examination, not to exceed one thousand, five hundred dollars ($1,500) per calendar year; and (iii) tax preparation and financial planning, not to exceed two thousand, five hundred dollars ($2,500) per calendar year. On all international and all transcontinental North American airplane flights, the Employee shall be entitled to fly business class or, if any such flight offers only two classes of service, first class.

6.3 Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by the Employee in accordance with the Company expense reimbursement policy applicable to senior executives of the Company, as in effect from time to time, provided that the Employee properly substantiates such expenses in accordance with such policy.”

7.Section 7. Section 7 of the Employment Agreement (together with its subsections) is hereby deleted and replaced in its entirety with the following:

“Relocation Expenses. The Employee acknowledges and agrees that, as of the Closing, (a) the Company has satisfied in full its obligations with respect to Section 7 of the Employment Agreement as in effect prior to this Third Amendment, and (b) the Employee has no further right, claim, entitlement or interest in or to any Relocation Expenses (as defined in the Employment Agreement as in effect prior to this Third Amendment) or other payments or benefits under Section 7 of the Employment Agreement as in effect prior to this Third Amendment.”

8.Section 8. Section 8 of the Employment Agreement (together with its subsections) is hereby deleted and replaced in its entirety with the following:

“8. Termination of Employment. Either the Company or the Employee may terminate the Employee’s employment at any time for any reason or no reason. The following provisions shall control any such termination of the Employee’s employment.

8.1 Termination by the Company Without Cause. The Company may terminate the Employee’s employment without Cause (as defined below) at any time during the Employment Period upon written notice to the Employee provided in accordance with Section 17 below. If the Employee’s employment is terminated as provided in this Section 8.1, the Company shall pay to the Employee (a) the Employee’s earned but unpaid salary accrued through the Date of Termination (as defined below), (b) accrued but unpaid vacation time through the Date of Termination, (c) reimbursement of any properly submitted business expenses incurred by the Employee prior to the Date of

Termination that are reimbursable under Sections 6.2 or 6.3 above, and (d) any vested benefits and other amounts due to the Employee under any plan, program or policy of the Company (together, all of these benefits shall be referred to as the “Accrued Obligations”). The Accrued Obligations described in clauses (a) – (c) above will be paid to the Employee as soon as practicable on or after the Date of Termination, but in any event within thirty (30) days following the Date of Termination (or such earlier date as may be required by applicable law), provided, in the case of reimbursable expenses, that such expenses have been properly substantiated in accordance with applicable Company policy within fourteen (14) calendar days following the Date of Termination. The Accrued Obligations described in clause (d) above shall be paid to the Employee as such obligations become due to the Employee in accordance with the applicable plan or program. In addition, subject to Sections 8.8 and 24 below, the Employee’s execution and non-revocation of a binding Release (as defined below) in accordance with Section 8.8 below and the Employee’s continued compliance with the Confidentiality Agreement (as defined below) and Sections 9 – 11 below, the Employee shall be entitled to the following payments and benefits from the Company (referred to collectively as the “Severance”):

(x)payment of one hundred percent (100%) of the Employee’s annual salary at the rate in effect as of the Date of Termination, payable in substantially equal installments for a period of twelve (12) months following the Date of Termination, in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly), provided that, consistent with the provisions of Treasury Regulation Section 1.409A-3(d), the Company hereby determines in its sole discretion to make any such payments that are otherwise scheduled to be paid during the period beginning on the Date of Termination and ending on the first regularly scheduled payroll date occurring on or after the thirtieth (30th) day following the Date of Termination (the “First Payroll Date”) on a later date, provided that the Company shall make such payments on or before the earlier of (i) the First Payroll Date or (ii) the 15th day of the third calendar month following the otherwise scheduled payment date, and such payments shall be treated as made upon the otherwise scheduled payment date pursuant to Treasury Regulation Section 1.409A-3(d). If the Date of Termination and the First Payroll Date are in different calendar years, the Company shall make any such payments that are otherwise scheduled to be made in the calendar year that includes the Date of Termination on the First Payroll Date to the extent permitted by Treasury Regulation Section 1.409A-3(d). In all events, the parties intend that any and all amounts delayed until the First Payroll Date (or earlier date described above) shall be treated for purposes of Code (as defined below) Section 409A as payments made upon their originally scheduled dates in accordance with Treasury Regulation Section 1.409A-3(d), and the originally scheduled date(s) of any such payment(s) shall continue to constitute the “designated payment date(s)” for such payment(s) (within the meaning of Code Section 409A) for all purposes of Code Section 409A. If, under applicable law, the Employee is afforded forty-five (45) days to execute a Release rather than twenty-one (21) days, Severance payments described in this Section 8.1(x) will commence on the date or dates determined above whether or not the Employee has executed the Release and the applicable revocation period has expired (subject to the Company’s right to recoup any such payments if the Employee ultimately fails to timely execute or revokes the Release); and

(xi)subject to the Employee’s proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of twelve (12) months from the Date of Termination, the Company will pay the Employee no less frequently than monthly (unless otherwise agreed by the Company and the Employee in a manner that is permissible under Code Section 409A) the difference between the Employee’s COBRA premiums (in respect of COBRA benefits to be provided through third-party insurance maintained by the Company under the Company’s benefit plans for the Employee and his legal dependents to the extent each such individual received healthcare coverage provided by the Company immediately prior to such termination of employment), and the cost to the Employee of such coverage immediately prior to such termination (subject to premium increases affecting participants in such plan(s) generally). The Company shall provide this premium cost offset in a manner that causes such COBRA benefits to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), provided, that if during such twelve (12) month period, (i) any plan pursuant to which such benefits are to be provided is not, or ceases to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company cannot provide such COBRA benefits without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or (iii) the Company is otherwise unable under applicable law to continue to cover the Employee and/or the Employee’s dependents under its group health plans without violating a prohibition on such coverage or incurring penalties and/or additional taxes as a result of such coverage, then, in any such case, an amount equal to each such remaining premium cost offset shall thereafter be paid to the Employee as currently taxable compensation in substantially equal monthly installments over the remainder of the twelve (12) month period; following such twelve (12)-month continuation period, any further continuation of such coverage under applicable law shall be at the Employee’s sole expense. For the avoidance of doubt, Severance payments described in this Section 8.1(y) will commence on the date or dates determined above whether or not the Employee has executed the Release and the applicable revocation period has expired (subject to the Company’s right to recoup any such payments if the Employee ultimately fails to timely execute or revokes the Release).

8.2 Disability. If the Employee’s employment is terminated due to the Employee’s Disability (as defined below) during the Employment Period, the Employee shall be entitled to receive the Accrued Obligations in the manner described in Section 8.1 above. In addition, subject to Sections 8.8 and 24 below, the Employee’s execution and non-revocation of a binding Release in accordance with Section 8.8 below and the Employee’s continued compliance with the Confidentiality Agreement and Sections 9 – 12 below, the Employee shall be entitled to receive:

(a)    a monthly payment during the period commencing on the Date of Termination and ending on the twelve (12)-month anniversary of the Date of Termination in an amount equal to (i) the Employee’s monthly base salary as in effect on the Date of Termination, reduced, on a direct, dollar-for-dollar basis, by (ii) to the extent that the limitation under this clause (ii) qualifies as a nondiscretionary, objective formula or a specified amount that is not under the effective control of the service provider and is not subject to the exercise of discretion by the service recipient (in each case within the meaning of Treasury Regulation Section 1.409A-3(i)(1)(ii)), any bona fide disability insurance payments which the Employee receives for such month under the Company’s applicable disability insurance policies established before the Employee became disabled. Any amounts that become payable to the Employee under this Section 8.2(a) shall be paid at the time and in the manner described in Section 8.1(x) above. Notwithstanding the foregoing, if any such disability insurance payments become payable during the one (1)-year period following the Date of Termination but are actually paid to the Employee after the twelve (12)-month anniversary of the Date of Termination, the Employee shall promptly pay such amounts to the Company; and

(b)	the benefits described in Section 8.1(y) above.

8.3 Death. If the Employee dies during the Employment Period, the Employee or the Employee’s estate shall be entitled to receive the Accrued Obligations in the manner described in Section 8.1(d) above. In addition, subject to Sections 8.8 and 24 below, the Employee’s estate’s execution and non-revocation of a binding Release in accordance with Section 8.8 below the Employee’s estate shall be entitled to receive the Severance, payable as set forth in Section 8.1 above.

8.4 Voluntary Termination. The Employee may voluntarily terminate the Employee’s employment upon ninety (90) days’ notice to the Company provided in accordance with Section 17 below, subject to the Company’s right to waive any or all of such notice period. If the Employee so terminates the Employee’s employment, the Employee shall be entitled to receive the Accrued Obligations in the manner described in Section 8.1 above. If the Company elects to waive all or any portion of the notice period provided for in this Section 8.4, the Employee shall terminate employment effective immediately prior to the commencement of the waived period and shall, subject to Sections 8.8 and 24 below, the Employee’s execution and non-revocation of a binding Release in accordance with Section 8.8 below and the Employee’s continued compliance with the Confidentiality Agreement and Sections 9 – 11 below, be entitled to payment of an amount equal to the salary that would otherwise become payable in respect of such waived period absent the Company’s waiver, payable over the waived period in substantially equal installments in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly), provided, that such payments shall be paid in the manner described in Section 8.1(x) above.

8.5 Cause. If the Employee’s employment becomes terminable by the Company for Cause (as defined below), then the Company shall provide the Employee with written notice setting forth in reasonable detail the nature of such Cause and, to the extent capable of cure, the Employee shall have a period of fifteen (15) days to cure such Cause (or such longer period as may be permitted under the definition of Cause below). If the Employee has not cured such Cause within the applicable cure period (to the extent capable of cure), then the Company may terminate the Employee’s employment immediately and the Employee shall be entitled to receive the Accrued Obligations in the manner described in Section 8.1 above.

8.6 Non-Renewal of Employment Period. If the Company elects not to renew the Employment Period (or any extension thereof), the Employee shall be entitled to receive the Accrued Obligations in the manner described in Section 8.1 above. In addition, if, at the time of the Employee’s receipt of the Company’s notice of election not to renew the Employment Period (or any extension thereof), the Employee is willing and able to extend the Agreement and continue providing services on terms and conditions substantially similar to those contained in this Agreement, then subject to Sections 8.8 and 24 below, the Employee’s execution and non-revocation of a binding Release in accordance with Section 8.8 below and the Employee’s continued compliance with the Confidentiality Agreement and Sections 9 – 11 below, the Employee shall be entitled to receive the Severance in the manner describe in Section 8.1 above, except that (a) the cash component of the Severance shall equal fifty percent (50%) of the Employee’s annual salary at the rate in effect as of the Date of Termination (rather than one hundred percent (100%)) and shall be payable in substantially equal installments for a period of six (6) months following the Date of Termination (rather than twelve (12) months), and (b) subsidized COBRA benefits shall continue for a period of six (6) months (rather than twelve (12) months).

8.7 Change in Control Benefits. During the Employment Period, the Employee shall be eligible to participate in the On Assignment, Inc. Amended and Restated Change in Control Severance Plan (the “CIC Plan”) at the level of “Division President”, as such plan may be amended from time to time in accordance with its terms; provided, however, that notwithstanding anything to the contrary contained in the CIC Plan (but subject to the provisions therein relating to a “Potential Six-Month Delay”), if the Employee becomes entitled to receive benefits under the CIC Plan, a portion of the “Annual Base Pay” (as defined in the CIC Plan) equal to three (3) months’ of the Employee’s annualized base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the change in control (i.e., the severance that would have been payable under the Employment Agreement as in effect immediately prior to this Third Amendment) shall be paid in substantially equal installments over a period of three (3) months following the Date of Termination (i.e., in the manner provided under the Employment Agreement as in effect immediately prior to this Third Amendment) in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly) (and, for the avoidance of doubt, all remaining amounts that become payable under the CIC Plan shall be paid as set forth in the CIC Plan). For the avoidance of doubt, the preceding sentence applies only to the timing of payments under the CIC Plan and shall in no way increase the amount of payments or benefits to which the Employee may become entitled under the CIC Plan. In the event that the Employee actually receives benefits under the CIC Plan, such benefits shall be in lieu and full replacement of any benefits to which the Employee would otherwise become entitled under this Section 8 and the Employee shall not be entitled to receive any of the benefits described in this Section 8.

8.8 Release; Exclusivity of Benefits. Notwithstanding anything in this Agreement to the contrary, it shall be a condition to the Employee’s right to receive or retain, as applicable, the Severance (as defined above) that the Employee (or his estate) execute and deliver to the Company a general release of claims in a form reasonably prescribed by the Company and (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Employee not revoke such Release during any applicable revocation period. Except as expressly provided in this Agreement and/or required by applicable law, upon the termination of the Employee’s employment, the Company shall have no obligation to the Employee in connection with the Employee’s employment with the Company or the termination thereof.

8.9 Definitions.

(a) “Cause” means (i) the Employee’s willful breach of duty unless waived by the Company (which willful breach is limited to the Employee’s deliberate and consistent refusal to perform the Employee’s duties or the Employee’s deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Company provided the Employee has had prior written notice of such refusal and an opportunity of at least thirty (30) days to cure such refusal); (ii) the Employee’s unauthorized use or disclosure of confidential information or trade secrets of the Company; (iii) the Employee’s breach of an applicable non-competition or non-solicitation agreement; (iv) the Employee’s conviction of a felony under the laws of the United States or any state thereof; or (v) the Employee’s gross negligence.

(b)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)“Date of Termination” shall mean the date on which the Employee experiences a Separation from Service.

(d)“Disability” shall mean that a physician licensed to practice medicine in Virginia, as chosen by the Company, opines in writing to the Board of Directors of the Company that the Employee has suffered an accident, physical illness or mental illness which will cause the Employee to be, for a period more than twelve (12) months, unable to fulfill his normal duties and responsibilities as an officer and/or employee of the Company by reason of such accident, physical illness or mental illness. If the Employee disputes such physician’s opinion, the Employee shall choose another physician licensed to practice medicine in Virginia who shall render a separate written opinion to the Board of Directors of the Company with reasonable speed, which shall be controlling on the issue in question upon its receipt by the Board of Directors of the Company if the opinion of the second physician is in agreement with the opinion of the first physician. In the event the two opinions are at a variance, such two physicians shall be asked to agree on a third physician licensed to practice medicine in Virginia to render a third or final opinion to the Board of Directors of the Company with reasonable speed. The written opinion of such third physician shall be controlling on the issue in question upon its receipt by the Board of Directors of the Company. The fees of any or all of such physicians shall be paid by the Company. Notwithstanding anything to the contrary above, in the event that the Company maintains a long-term disability insurance policy covering the Employee, and if the Employee has not yet been designated as having experienced a Disability as provided hereunder, the Employee shall be deemed to have a Disability for purposes of this Agreement on the date that he is deemed disabled under the aforementioned insurance policy. The effective date of the Employee’s termination hereunder due to Disability shall be the earlier of (i) the date on which the applicable controlling physician opinion (determined in accordance with this Section 8.9(d)) is delivered to the Board of Directors of the Company or (ii) the date the Employee is deemed disabled under an insurance policy described above.

(e)“Separation from Service” has the meaning assigned pursuant to Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h).”

9.Section 12A. The following Section 12A is hereby added to the Employment Agreement immediately after Section 12 thereof:

“12A.    Restrictive Covenants. The parties acknowledge and agree that OA and the Employee have entered into a Confidentiality, Noncompetition, Nonsolicitation and Nondisclosure Agreement (the “Confidentiality Agreement”), and that such Confidentiality Agreement shall be additional to, and not in limitation of, the covenants contained in this Agreement, and shall remain in full force and effect in accordance with its terms. The compensation and benefits provided under this Agreement, together with compensation and benefits provided under the Merger Agreement, any Severance obligations arising hereunder and other good and valuable consideration are hereby acknowledged by the parties hereto to constitute adequate consideration for the Employee’s entering into the Confidentiality Agreement.”

10.Section 13. Reference to the phrase “Sections 9, 10, 11 and 12 above” in Section 13 of the Employment Agreement is hereby deleted and replaced in its entirety with the phrase “Sections 9, 10, 11, 12 and 12A above”.

11.Section 24. The following language is hereby added to the end of Section 24 of the Employment Agreement:

“Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to the Employee during the six (6)-month period following the Employee’s Separation from Service to the extent the Board of Directors of the Company reasonably determines the Employee is a “specified employee” at the time of such Separation from Service (within the meaning of Code Section 409A) and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(b)(i) and/or cause the Employee to incur additional taxes under Code Section 409A.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period, (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Employee’s death), the Company shall pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such six (6)-month period, without interest thereon. Notwithstanding any provision of this Agreement to the contrary, in the event that following the effective date hereof, the Company determines that any payments or benefits hereunder (or, with respect to the Employee, under the CIC Plan) are not either exempt from or compliant with the requirements of Section 409A of the Code and related Department of Treasury guidance, the Company may adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to preserve the intended tax treatment and economic benefits of the payments and benefits provided hereunder, including any such actions intended (a) to exempt such payments and benefits from Section 409A of the Code and/or (b) to cause such payments and benefits to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.”

12.This Third Amendment shall be and, as of its effectiveness, is hereby incorporated in and forms a part of, the Employment Agreement.

13.Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first written above.
APEX SYSTEMS, INC.

By:/s/ Carl Omohundro
Carl Omohundro
Secretary and General Counsel

ON ASSIGNMENT, INC.

By:     ______________________________
Peter Dameris
Chief Executive Officer

EMPLOYEE

/s/ Rand Blazer
Rand Blazer